Exhibit 99.1

Pacific Premier to Recognize Impairment Charge for Investment in Shay Asset Management’s AMF Mutual Funds

Costa Mesa, Calif., June 20, 2008 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that the Bank has terminated its investment in the Shay Asset Management AMF family of mutual funds (“Funds”) as of June 18, 2008 because of the continuing decline in the net asset value ("NAV") of these funds as well as the recent credit rating downgrade of certain non-agency private label mortgage backed securities held by the Funds. These NAV decreases, which resulted from the uncertainty in spreads in the bond market for mortgage-related securities along with the performance of a small number of the bonds within the Funds, have led the Bank to determine that the Funds should be classified as other than temporarily impaired. Rather than continue as an investor in the Funds, the Bank has redeemed its shares and will receive a pro rata distribution of the securities held by the Funds by June 27, 2008.  The shares redeemed for the underlying securities (redemption in kind) will result in a non-cash charge to net income of approximately $2.1 million or $0.34 per share on a fully diluted basis. The charge will be recognized during the quarter ending June 30, 2008 and will be partially offset by operating earnings in the quarter. A listing of the non-agency private label securities held in the Funds as of May 30, 2008 is available at www.amffunds.com.

The Bank will benefit from the receipt of the securities from the Funds by directly receiving all of the principal payments, including prepayments, made each month on the securities and will eliminate the 46 basis point fund management fee, or approximately $112,000 per year. The receipt of the cash flows from the securities and the elimination of the management fee are expected to partially offset the non-cash charge in future periods. In addition, Management believes that the withdrawal of the securities will enhance the Bank’s ability to sell individual securities when appropriate and to take all other necessary steps in order to manage the Bank’s recovery with respect to such securities.

At May 31, 2008 the Bank had the following holdings in the Funds:

AMF Ultra Short Mortgage Fund           1,746,369 shares
AMF Intermediate Fund                          1,061,140 shares

Subsequent to recognizing the charge relating to the redemption of its investment in the Funds, the Bank will continue to meet the definition of well capitalized levels with an approximate tier 1 leverage capital and total risk-based capital ratios of 8.76% and 11.57%, respectively.  The well capitalized ratios for banks are 5.00% and 10.00% for tier 1 leverage capital and total risk-based capital, respectively.

The Company owns all of the capital stock of the Bank.  The Company provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.  At March 31, 2008, the Bank had total assets of $765.4 million, net loans of $611.9 million, total deposits of $397.2 million, and total stockholder’s equity of $64.4 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  Actual results may differ from those projected in the forward-looking statements.  These forward-looking statements involve risks and uncertainties.  These include, but are not limited to, the following risks:  changes in the performance of the financial markets; changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and  various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000